Exhibit 99.1

(1)
Ms. Ellen Cotter is a co-trustee and a beneficiary of the James J. Cotter Living Trust (the “Trust”), a trust organized under the laws of California. During the lifetime of Mr. James J. Cotter, Sr., the Trust was revocable by Mr. James J. Cotter, Sr., but the Trust became irrevocable upon the death of Mr. James J. Cotter, Sr. on September 13, 2014. The Trust serves as a vehicle for the management and distribution of the assets of Mr. James J. Cotter, Sr. As of the date hereof, the Trust directly owns 1,897,649 shares of Class A Non-Voting Common Stock and 696,080 shares of Class B Voting Common Stock. According to a purported Amendment to the Trust signed on June 19, 2014 (“2014 Amendment”), the children of Mr. James J. Cotter, Sr., including Ms. Margaret Cotter, Ms. Ellen Cotter and Mr. James Cotter, Jr., serve as co-trustees of the Trust and therefore are deemed to share voting and investment power over the shares of the Class A Non-Voting Common Stock and Class B Voting Common Stock directly beneficially owned by the Trust. In litigation filed in the Superior Court of the State of California, County of Los Angeles, captioned In re James J. Cotter Living Trust dated August 1, 2000 (Case No. BP159755) (“Trust Litigation”), Ms. Ellen Cotter and Ms. Margaret Cotter have challenged the validity of the 2014 Amendment; according to the pre-existing trust agreement, only Ms. Ellen Cotter and Ms. Margaret Cotter were named as co-trustees. Even under the 2014 Amendment, however, Ms. Ellen Cotter and Ms. Margaret Cotter, acting together as co-trustees of the Trust, have voting and investment power over the shares of the Class A Non-Voting Common Stock and Class B Voting Common Stock directly beneficially owned by the Trust. Ms. Ellen Cotter disclaims beneficial ownership of the Class A Non-Voting Common Stock and Class B Voting Common Stock directly beneficially owned by the Trust and reported herein, except to the extent of her pecuniary interest therein. The extent of any pecuniary interest in Class A Non-Voting Common Stock to Ms. Ellen Cotter is dependent on certain factors yet to be resolved, and is not currently known. The Class B Voting Common Stock is held for the benefit of Mr. James J. Cotter, Sr.’s grandchildren. The extent of any pecuniary interest in any Class B Voting Common Stock owned by the Trust attributable to Ms. Margaret Cotter and Ms. Ellen Cotter as co-trustees of the Trust is dependent upon the outcome of the Trust Litigation.